Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

MariaDB plc

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

			Maximum
		Fee	Aggregate
Security		Calculation	Offering
Type	Security Class Title	Rule	Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares	Rule 457(o)	$30,000,000	0.00011020	$3,306.00
Total Offering Amounts			$30,000,000		$3,306.00
Total Fees Previously Paid					$—
Total Fee Offsets					—
Net Fee Due					$3,306.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant Rule 457(o) under the Securities Act of 1933, as amended.
(2)

Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.